Exhibit 99.1

CERTIFICATION

The undersigned, being an officer of U.S. Bank Trust National Association, as trustee (the "Trustee") of the Select Notes Trust LT 2004-1 (the "Trust") hereby makes the following certifications for inclusion as an exhibit to the Trust's annual report on Form 10-K for the fiscal year ended December 31, 2008 (the "Annual Report"):

1.         The Trustee is the trustee under the Trust's trust agreement.

2.         Based on my knowledge, for the period covered by the Annual Report, the Trustee has fulfilled its obligations under the Trust's trust agreement.

By:	/s/ Marlene J. Fahey
Name:	Marlene J. Fahey
Title:	Vice President
Date:	March 19, 2009